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                                                                       EXHIBIT 5

                          AMENDMENT TO RIGHTS AGREEMENT

         THIS AMENDMENT (the "Amendment"), between J. Alexander's Corporation, a Tennessee corporation (the "Company"), and SunTrust Bank, Atlanta (the "Rights Agent").


                               W I T N E S S E T H

         WHEREAS, on May 16, 1989, the Company entered into that certain Rights Agreement between the Company and the Rights Agent (the "Rights Agreement");

         WHEREAS, the Board of Directors of the Company declared a distribution of one Right for each outstanding share of Common Stock issued (including shares distributed from Treasury) by the Company thereafter as well as each share of Common Stock issued by the Company prior to the Distribution Date (as defined in Section 3(a) of the Rights Agreement);

         WHEREAS, the Rights Agreement was previously amended by the Amendments to Rights Agreement effective February 22, 1999 and the Amendment to Rights Agreement effective March 22, 1999;

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its shareholders to further amend the Rights Agreement as set forth in this Amendment;

         WHEREAS, pursuant to Section 26, the Company and the Rights Agent, at the direction of the Company's Board of Directors, may supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of the Company's Common Stock since the Distribution Date has not yet occurred;

         WHEREAS, terms used in this Amendment that are defined in the Rights Agreement are used with the meanings ascribed to them in the Rights Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. Amendment. Effective as of the date of this Amendment, the Rights Agreement shall be amended as follows:

         Section 7 (a), which sets out the definition of "Final Expiration Date," is amended to delete the phrase "May 16, 1999" and to substitute therefor the phrase "May 16, 2004."

         2. Effective Date. The Amendment shall become effective as of the date hereof upon its execution and delivery by each of the parties.



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         3. Rights Agreement. Except as set forth in Section 1 above, the Rights
Agreement shall remain in full force and effect.

         4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers or agents all as of the date first above written.



                                        J. ALEXANDER'S CORPORATION


                                        By: /s/ Lonnie J. Stout II
                                            ----------------------------------
                                             Name: Lonnie J. Stout II
                                             Title:  Chairman, President & CEO
                                             Date: May 6, 1999



                                        SUNTRUST BANK, ATLANTA


                                        By: /s/ Letitia A. Radford
                                            ----------------------------------
                                             Name: Letitia A. Radford
                                             Title: Vice President
                                             Date: May 6, 1999